Exhibit 8.1

June 3, 2014

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Brookdale Senior Living Inc., a Delaware corporation (the “Company”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of February 20, 2014 (the “Merger Agreement”), by and among Company, Broadway Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Emeritus Corporation, a Washington corporation (“Emeritus”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In preparing our opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of the Company (together with Merger Sub) and Emeritus delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company, Merger Sub and Emeritus, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be correct as of the Effective Time without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers as of the Effective Time.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus and none of the material terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time and (ii) the Proxy

Brookdale Senior Living Inc.

June 3, 2014

Statement/Prospectus, the Merger Agreement and the Representation Letters accurately reflect all of the material facts relating to the Company, Merger Sub and Emeritus. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that (1) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (2) although it does not purport to discuss all possible United States federal income tax consequences of the Merger, the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” though general in nature, constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the Merger.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Merger. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP